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                                                                   Exhibit 10.1

                             JOINT VENTURE AGREEMENT

         THIS AGREEMENT, made and entered into this __1st___ day of August, 1991, by and between CATERPILLAR INDUSTRIAL INC., a corporation incorporated and existing under the laws of the State of Ohio, having its principal office at 5960 Heisley Road, Mentor, Ohio (hereinafter referred to as "Caterpillar"), and THE RAYMOND CORPORATION, a corporation incorporated and existing under the laws of the State of New York, having its principal office at South Canal Street, Greene, New York (hereinafter referred to as "Raymond").

                                   WITNESSETH:

                  WHEREAS Caterpillar desires to enter the market for Class II and Class III forklift trucks as rapidly as possible at the most advantageous cost possible; and

                  WHEREAS Caterpillar agrees to fund creation of a differentiated product line; and

                  WHEREAS Raymond has developed valuable Class II and Class III forklift truck design technology; and

                  WHEREAS Raymond desires to increase utilization of its manufacturing capacity to achieve greater manufacturing cost efficiencies; and

                  WHEREAS, the parties desire to incorporate and operate a joint venture company to engage in the business of developing and designing products to be manufactured by Raymond for sale to the joint venture company and marketed through the dealer network of Caterpillar and its Affiliates and to national account customers of the joint venture company; and

                  WHEREAS the parties desire to provide products and services to the joint venture company at cost and share equally in profits of the joint venture company; and



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                  WHEREAS Raymond, during the period of joint ownership of the joint venture by Caterpillar and Raymond, agrees to make available specified industrial property for use by the joint venture in connection with the design and development of those products.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

Article 1 Definitions

                  Each of the following terms when used in this Agreement, shall have the meanings indicated:

1.1 "Affiliate" shall mean any person (individual, corporation, partnership or other entity) that directly or indirectly controls any party to this Agreement, any person at least fifty percent of whose voting shares are beneficially owned by any party to this Agreement, and any person directly or indirectly controlled by such an affiliate.

1.2 "JVC": the joint venture company to be incorporated and jointly owned by the parties in the manner provided in Article 2.

1.3 "JVC Shares": those shares of common stock of the JVC issued in accordance with this Agreement.

1.4 "Products": those models and configurations of Class II and Class III electric powered forklift trucks, set forth in Exhibit 1 hereto, including parts and attachments therefor, and those additional products hereafter developed by the JVC at the direction of its Board of Directors.

1.5 "Subsidiary": a corporation in which one hundred percent (100%) of the voting interest (excluding qualifying shares) is directly or indirectly beneficially owned, individually or in the aggregate, by a party and/or one or more Subsidiaries of that party.

1.6 "Industrial Property" of a party or the JVC: patents, designs, trade secrets, copyrights, know-how, information and technology owned by such party or the JVC, or licensed by such party or the JVC with the right to sublicense.

1.7 "manufacture": The fabrication, assembly or procurement of a completed "Product", sub-assembly or component or any part thereof.

Article 2 Formation of JVC


2.1 Caterpillar and Raymond shall cause the JVC to be organized and registered as a corporation under the laws of the State of Delaware as soon as reasonably possible following the date of this Agreement.

2.2 The Certificate of Incorporation and the Bylaws of the JVC shall be, in form and substance, as agreed by the parties.

2.3          (a) The capital of the JVC shall consist of 2000 shares of $100.
             par value, voting, fully paid and non-assessable common stock. Each party agrees to purchase 1000 shares thereof.

             (b) Caterpillar agrees to loan $1,000,000.00 in cash to the JVC to be spent on development and engineering of the "Products". The loan shall be evidenced by a JVC interest-free note having the following characteristics: 50% of the principal shall be payable in six months from the last launch (take order) date of the "Products" set forth in Exhibit 1. The balance of the loan shall be repaid eighteen months after the aforesaid launch (take order) date.

             (c) Caterpillar agrees to loan $2,000,000.00 in cash to the JVC for its initial "S G & A" expenses, such loan to be made in installments as funds are required. The loan shall be evidenced by one or more JVC notes having the following characteristics:
             Interest shall be computed on the last day of each month at Chase (New York) Bank's prime commercial lending rate plus 1%; repayment of principal and payments of interest shall be made annually as JVC cash flows permit and before repayment of any other loans from any party other than the loan set forth in Article 2.3(b) above.

2.4          All shares issued by the JVC shall be in registered form.

2.5          No shares of the JVC in addition to those provided for in Article
             2.3 may be authorized or issued except with the prior written Agreement of the parties.



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2.6          Each stock certificate issued during the term of this Agreement shall bear the following words: "This certificate is held subject to the terms of a joint venture agreement between Caterpillar Industrial Inc. and The Raymond Corporation, dated August ________, 1991, a copy of which is on file at the head offices of Material Handling Associates, Inc., and may not be transferred except in compliance with the terms of said agreement."

2.7 Unless the parties otherwise agree in writing, each party, together with such of its transferees as are permitted herein, shall hold fifty percent (50%) of the JVC Shares during the term of this Agreement.

Article 3 Primary Purpose and Objective

3.1 The primary purpose of the JVC shall be the development and design of "Products" to be manufactured by Raymond as follows:

                       (a) "Products" of designs and quality standards, approved by Caterpillar and Raymond, to be manufactured exclusively by Raymond and to be sold exclusively to the JVC for resale exclusively to dealers of Caterpillar and its Affiliates and national account customers of the JVC for worldwide distribution under Caterpillar trademarks.

                       (b) The license of JVC Industrial Property to Raymond for differentiation, manufacture and distribution by Raymond of products. Such Industrial Property may be the same as JVC products, less subsystems that the JVC, Caterpillar and Raymond determine to be reasonable differentiation.

3.2 Raymond and Caterpillar each desire to have differentiated products bearing their respective trademarks and distributed through their respective dealer networks. Each party will continue to design, develop, manufacture and market other products, including lift trucks, independently.

3.3 The "Products" sold by the JVC shall be warranted by the JVC on the terms that are competitive with warranties offered by others in each market. Raymond shall not warrant "Products" sold to the JVC but shall assign to the JVC any assignable warranties it has received from its suppliers in connection with components of the "Products".


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3.4          (a) Except for a "Product" or part thereof defective in material or workmanship in manufacture, JVC shall defend, indemnify and hold harmless Caterpillar and Raymond, their Affiliates (excluding JVC dealers), and their respective employees, officers and directors, harmless against and from all claims, demands, liabilities, loss, damage, cost and expense of whatsoever nature, including costs, attorney's fees and expenses, which arise from claims of third parties (including dealers) resulting from any injury to persons or property damage claimed to have been caused by a "Product" or part thereof.

             (b) Raymond shall defend, indemnify and hold JVC, Caterpillar and its Affiliates, and their respective employees, officers and directors, harmless against and from all claims, demands, liabilities, loss, damage, cost and expense of whatsoever nature, including costs, attorney's fees and expenses, which arise from claims of third parties (including dealers) resulting from any injury to persons or property damage claimed to have been caused by a defect in the material or workmanship in manufacture of a "Product" or part thereof.

             (c) Raymond and JVC agree to coordinate their respective defenses to eliminate unnecessary duplicate legal expense and to provide a coordinated defense against claims. Raymond and JVC agree not to file cross-claims or third-party claims against each other and to resolve such differences as would have been covered by such cross-claims or third-party claims through alternative dispute procedures.

             (d) If Raymond and JVC are unable to resolve a dispute within 60 days through negotiation, they may, if mutually agreed, retain a facilitator or mediator to conduct further discussion. If further negotiation is unsuccessful after 120 days or such additional time as they mutually agree, they shall submit the dispute to non-binding arbitration using procedures and an arbitrator provided by Endispute, Inc., Chicago, Illinois, or such other procedures or arbitration services as they mutually agree. Raymond and JVC further agree to pay on an equal basis for such facilitator, mediator or arbitrator. In the event that such alternative dispute procedures are unsuccessful to resolve the dispute, either party may file a cause of action for contribution or indemnity. If the jurisdiction in which the primary lawsuit or claim was pending requires that such claims, cross-claims or third-party claims be filed with the primary lawsuit, then the parties agree that the arbitration hearing aforementioned shall be binding upon the parties rather than advisory.
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Article 4 Transfer of Shares

4.1 Either party may sell or otherwise transfer ownership of some or all of its JVC Shares at any time to one or more of its Subsidiaries without restriction, except such party shall cause any such Subsidiary to undertake to perform all obligations of such party under this Agreement, and such party shall remain liable for the performance of all provisions of this Agreement. Caterpillar may sell or otherwise transfer ownership of some or all of its JVC Shares at any time to a joint venture comprised of Caterpillar or an Affiliate and another person acceptable to Raymond upon the same terms and conditions as to Subsidiary except that the transferring party shall not remain liable for performance of any provision of this Agreement. Raymond shall have the same right of transfer to a joint venture as Caterpillar, should it wish to do so hereafter.

4.2 Except as provided in Article 4.1 above, no party shall assign, pledge, mortgage, hypothecate or otherwise encumber its JVC Shares, wholly or in part.

4.3 The parties, as shareholders of the JVC, shall have preemptive rights to acquire any additional JVC Shares which the JVC may issue subsequent to its incorporation.

Article 5 Financing

5.1 If it is determined by the parties that, in accordance with sound and prudent business practices, additional capital is required for the JVC, such additional capital will be provided by Caterpillar and Raymond, each of whom shall contribute in proportion to their common stock equity in the JVC, and in like manner and on the same terms and conditions, whether made in the form of additional equity, loans or guarantees of loans authorized to be obtained by the JVC, or otherwise.

5.2 Land, buildings, equipment, Industrial Property, if any, sold or exchanged from time to time by any party to this agreement or their Affiliates to the JVC, by way of contribution to capital or otherwise, shall be valued as mutually agreed between Raymond and Caterpillar prior to such sale or transfer. The parties may base their agreed valuation on the opinion of one or more independent experts or appraisers selected by Caterpillar and Raymond. The cost of any such expert's or appraiser's services shall be borne by the JVC.
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Article 6 Board of Directors

6.1 Raymond and Caterpillar shall exercise their respective voting rights in the JVC and shall take such other steps as are necessary to ensure:

                       (a) that the Board of Directors of JVC shall consist of six (6) members;

                       (b) that of such six (6) members, three (3) shall be nominated by Caterpillar and three (3) shall be nominated by Raymond, and that each party shall support the election of members nominated by the other party, and

                       (c) that if either Raymond or Caterpillar wishes to change any of its nominated members, with or without cause, the other party shall vote accordingly; provided, however, the party proposing the change shall indemnify and hold the JVC and other party harmless for any and all damages and other expenses that may arise from such action.

6.2 In case of vacancy in the Board of Directors for any reason, Raymond and Caterpillar agree to cause to be elected as a new member a person nominated by the party who nominated the member whose office is vacant.

Article 7    Accounting Matters

7.1 The parties, as shareholders, shall cause the Independent Public Accountants of the JVC to be appointed or dismissed at a meeting of shareholders. The initial Independent Public Accountants of the JVC shall be Price Waterhouse, or Ernst & Young, as determined by competitive bidding.

7.2 The accounting books and documents of the JVC shall be regularly audited by the Independent Public Accountants of the JVC.

7.3 Annual financial statements, including a general balance sheet, related statements of income, shareholders equity and cash flows, audited by the Independent Public Accountants of the JVC, shall be prepared and provided to the shareholders at the JVC's expense within forty-five (45) days following the close of each fiscal year of the JVC. Such annual financial statements, as audited, shall be final and binding upon the parties as to the revenue, costs, fees, expenses, losses and profits of JVC.
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7.4          Unaudited interim financial statements (including a general balance sheet, related statements of income, shareholders equity and cash flows) shall be prepared and provided to the shareholders, at the JVC's expense, on a monthly basis, within thirty (30) days following the end of each interim fiscal month, unless otherwise agreed by the parties.

7.5 Annual and interim financial statements shall be provided and maintained in accordance with accounting principles generally accepted in the United States of America, and shall contain such statements and schedules, prepared in accordance with the requirements of Raymond and Caterpillar, and copies of tax returns and receipts for tax payments, as may be requested in writing by Raymond or Caterpillar.

7.6 Either party may request an audit of the books and records of the JVC ("shareholder's audit") by an independent auditor of its selection, other than the Independent Public Accountants of the JVC. Any shareholder's audit shall be at the expense of the requesting party unless material error or fraud is found, in which case such audit shall be at the expense of the JVC. In addition, Caterpillar and Raymond, each through its duly authorized representative, shall at all reasonable times have access to, and the right to, examine the books of account and other documents and records of the JVC.

Article 8 Operating Policies

8.1 As soon as reasonably possible following the date of this Agreement, Raymond and Caterpillar shall, on an "as needed" basis, agree upon, and reduce to writing, the financial policies and practices to be adopted and followed by the JVC including, but not limited to, those relating to dividends, loans to and from affiliated companies, cash management systems, banking arrangements, asset valuation, depreciation practices, accounting and reporting practices, internal auditing policies and deferred payment financing.

8.2 "Products" shall be subject to quality a assurance program satisfactory to Caterpillar and Raymond, to be prepared and made available to each of the parties.

8.3 Product safety and improvement are goals to which each of the parties are, and the JVC must be, committed. To assist in achieving these goals, Caterpillar and Raymond shall cause the JVC to be informed about the performance and application of "Products", and the JVC shall promptly correct any feature which may adversely affect the proper or safe functioning of any "Product".




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Article 9 Product Design and Manufacture

9.1 Raymond shall grant a royalty-free, non-exlusive license to the JVC to manufacture use and sell to Caterpillar's and its Affiliate's dealers and national account customers of the JVC, "Products" embodying or made by the use of Raymond's Industrial Property shown in Exhibit 2. This license shall encompass all parts, components and subsystems necessary to use and sell the "Products" and shall include all updates, improvements, replacements and adjustments which are developed for the purpose of maintaining the designs owned by Raymond and used in the JVC "Products". This license shall not apply to parts, components and subsystems which Raymond deems necessary for differentiation. The areas of differentiation for the JVC's "Products" listed in Exhibit 1 are shown in Exhibit 2. Raymond represents and warrants that the Raymond Industrial Property listed in Exhibit 2, when combined with the contemplated JVC Industrial Property, and Caterpillar Industrial Property listed in Exhibit 3 is sufficient to produce "Products" listed in Exhibit 1.

9.2 The JVC shall grant a non-exclusive license to Raymond in accordance with Article 3.1(b) to manufacture use and sell to Raymond dealers products embodying or made by the use of the JVC's Industrial Property. This license shall encompass all parts, components and subsystems necessary to manufacture use and sell "Products" developed by, or caused to be developed by, the JVC and shall include all updates, improvements, replacements and adjustments which are developed for the purpose of maintaining future products sold at any time by the JVC and used in products marketed by Raymond. Raymond shall pay a mutually agreed, reasonable user fee for the license of JVC Industrial Property.

9.3 The JVC, Raymond and Caterpillar shall be jointly responsible for updating, improving and maintaining their Industrial Property, which is common to their respective products. The cost of implementing changes for this purpose shall be borne by the party or JVC, whoever initiates the change. These costs shall include, but shall not be limited to, the cost of engineering review, documentation change, handling, process creation, tooling creation or modifications, inventory rework and scrap but shall exclude the cost of changes to manuals, literature, service parts and other aftermarket support. The JVC and Raymond shall have the right to abandon commonality by exercising the right to refuse a requested change.
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9.4          As soon as feasibly possible following incorporation of the JVC,
             Raymond and the JVC shall enter into a
             contract, for the manufacture by Raymond of "Products" for the JVC.

9.5 Caterpillar shall grant a royalty-free, non-exclusive license to the JVC to manufacture use and sell to Caterpillar's and its Affiliates' dealers and national account customers of the JVC , "Products" embodying or made by the use of Caterpillar's Industrial Property shown in Exhibit 3. This license shall encompass all parts, components and subsystems necessary to manufacture use and sell the "Products" shown in Exhibit 1 and shall include all updates, improvements, replacements and adjustments which are developed for the purpose of maintaining the designs owned by Caterpillar and used in the JVC "Products".

9.6 The non-exclusive licenses to manufacture specified in Articles 9.1 and 9.5 shall terminate in the event ownership of the JVC Shares are transferred in whole or in part to a person not i) a party, ii) an Affiliate or subsidiary of a party or iii) a joint venture company referred to in Article 4.1.

Article 10   Inventions

10.1 Inventions made during the term of this Agreement and relating to technology described in Article 9 shall be owned as follows:

                      (a) Those conceived and made by Caterpillar personnel shall be the sole property of Caterpillar, (b) Those conceived and made by Raymond personnel shall be the sole property of Raymond, (c) Those conceived and made by the JVC personnel (including personnel of the parties working for the JVC under contract) shall be the property of the JVC who shall grant non-exclusive licenses to Raymond, in accordance with Article 9.2, and to Caterpillar (upon payment of a mutually agreed, reasonable user fee) and (d) Those conceived and made jointly by personnel of two or more of Raymond, Caterpillar and the JVC shall be jointly owned by Raymond, Caterpillar and the JVC.

10.2 The sole owner of any such invention shall have the right to file and prosecute patent applications therefor. The parties shall cause the JVC to file and prosecute patent applications for inventions the JVC owns in any country in which one of the parties desires an application to be filed.
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10.3         In the event of jointly owned inventions, the parties hereto shall agree which one of them shall be primarily responsible for filing and prosecuting patent applications therefor. The filer shall keep the others informed of the status of all such patent applications and any resulting patents. The filing, prosecution and maintenance costs of the jointly owned patent applications and resulting patents shall be equally shared by the parties and the JVC. If a party, as part owner of any such jointly owned invention, decides not to participate in such costs in any country which another part owner desires an application be filed, said another owner shall have the right to do so at its own expense and in its name. The filing person shall grant perpetual, non-exclusive licenses to the two other persons whether parties or the JVC, as the case may be.

10.4 Patents and patent applications on such inventions shall be licensed pursuant to Article 9 and 15.6.

Article 11 Marketing Arrangements

11.1 The JVC shall enter into agreements with Caterpillar's and its Affiliates' dealers substantially identical to Caterpillar's corresponding "Sales and Service Agreement - Lift Truck Products". In this connection, Caterpillar shall cause the JVC to be granted a royalty-free license to use appropriate trade and service marks of Caterpillar, Inc., subject to unilateral cancellation of such license by Caterpillar, Inc. at any time, upon 180 days' written notice, in which event the JVC shall cease marketing "Products" under those marks.

11.2 JVC will contract with Caterpillar to administer JVC agree ments with Caterpillar's and its Affiliates' dealers. JVC shall reimburse Caterpillar its costs for providing such services. Such reimbursement shall be calculated and paid annually. CII Marketing Expense is as follows: costs incurred by the North American Commerical Division regions of Caterpillar and its Fleet Marketing Group. Including labor and labor-related expenses (excluding non-recurring bonuses, profit-sharing and any incentive pay); indirect material and expenses including travel and entertainment, leased automobiles, communications tolls, dealer advertising co-op expense, customer visits, regional office lease costs and shows/exhibits. The formula to calculate is as follows:

                      JVC Annual "Product" Gross Sales
                      -------------------------------------------    x CII Marketing = Marketing Expense Charge to JVC
                      JVC & CII Annual "Product" Gross Sa;es                    Expense


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                                    This charge is based on the prior fiscal
                      years sales and expenses and is to be calculated and paid within the 1st QTR. of each year. The sales (JVC's and CII's) are those made to Caterpillar's and its Affiliates' Dealers and na tional account customers. The above formula shall be applied pro rata to any partial fiscal year.

                           The following is an illustration of the marketing
                         expense calculation:

                           $15.4M (JVC)
                           -------------------------    x $6.6M  (Mktg. Expense)   =   $0.3M
                           $315.4M (JVC/CII)           (Attributable to Dealers who sell JVC "Products")

Article 12 Confidentiality of Information

12.1 The parties mutually acknowledge that (a) each may from time to time disclose proprietary information to the JVC, to each other, to employees of the JVC and to employees of each other, and (b) the JVC may from time to time disclose proprietary information to a shareholder and to employees of a shareholder. Notwithstanding any such disclosure, the parties hereto agree, and shall cause the JVC to agree, that the proprietary information of Caterpillar shall remain Caterpillar's proprietary information, the proprietary information of Raymond shall remain Raymond's proprietary information, and except as otherwise provided in this Agreement, proprietary information developed by the JVC shall remain the JVC's proprietary information. Neither the JVC nor any party to whom it may be disclosed shall directly or indirectly disclose such information to third parties or use proprietary information of another in any manner, except as may be required for the performance by the JVC of its corporate purposes or for the fulfillment by a party of its obligations under this Agreement. Prior to the disclosure of any such proprietary information to a subcontractor, supplier or any other person or entity, the JVC or the party shall first enter into a confidentiality agreement with such person or entity, which confidentiality agreement must be acceptable in form and substance to the party whose proprietary information is being disclosed.

12.2 Proprietary information shall include all trade secrets, know-how and information, whether or not patentable or copyrightable, developed or acquired by a party, or the JVC, including without limitation technical expertise and related experience and skills, drawings, blueprints, specifications, catalogs, manuals, designs, instructions, lists, descriptions of processes and other engineering, technical, cost, economic and financial data, engineering, design, manufacturing, procurement, marketing and distribution information, testing and quality control information and procedures, operating techniques, processes, and computer and information programs. Information disclosed by either party, or the JVC, shall not be deemed proprietary information to the extent such information, either singularly or in a specific combination thereof as the case may be, (1) is already in the receiving party's or the JVC's possession, otherwise than under the terms of another confidentiality agreement between or among the parties and the JVC
             (b) is or becomes available to the general public through no act or fault of the receiving party, or the JVC, or (c) is rightfully disclosed to the receiving party or the JVC, by a third party.

Article 13 Governmental Applications

13.1 Promptly after the execution of this Agreement, Caterpillar and Raymond shall make such filings with the appropriate governmental authorities for such validations, authorizations, licenses and approvals of the relationship contemplated by this Agreement ("Authorizations") as may be necessary or desirable under any applicable laws or regulations, and shall exert their utmost efforts to obtain the Authorization as soon as possible.

13.2 Except for the obligation of each party to cooperate in the diligent prosecution of any applications filed pursuant to Article 13.1, this Agreement shall remain wholly executory and conditional until the Authorizations have become effective or have been obtained in form and substance satisfactory to the parties hereto.

Article 14   Term

             This Agreement shall remain in force as long as the JVC continues to exist, unless earlier terminated as provided in Article 15.

Article 15   Termination

15.1 Anything in this Agreement to the contrary notwithstanding, this Agreement shall terminate:

                       (a) If either party shall become or be adjudicated bankrupt or insolvent or commit any act of bankruptcy or insolvency (including the failure to pay debts as they mature) or file a petition for or in bankruptcy, insolvency, reorganization or a similar proceeding or file an answer admitting the material facts alleged in such a petition filed by another, or make an assignment or attempted assignment for the benefit of creditors, or otherwise avail itself of the benefit of any bankruptcy, insolvency, reorganization or similar laws, or shall have a receiver, liquidator or trustee appointed for it or any of its assets, or shall have all or a substantial portion of its assets taken by provisionary seizure or similar proceedings, whether voluntary or involuntary, instituted for its liquidation or dissolution.

                       (b) If either party for any reason shall at any time default in any material respect in the performance of any of its obligations under or otherwise commit any breach of this Agreement, where such default or breach shall have been notified in writing to the party claimed to be in default and such default has not been remedied within sixty (60) days after such written notice.

15.2 Any party may terminate this Agreement in its entirety if: (a) performance of this Agreement shall become in any material respect impossible or impracticable by virtue of any order, action, regulation, interference or intervention of the federal or any state government, or agency thereof, having the requisite jurisdiction over the parties or the JVC. (b) the JVC operates at a loss for three (3) consecutive years after launch of all "Products" set forth in Exhibit 1.

15.3 Raymond may terminate if the JVC is required to cease marketing the "Products" under Caterpillar, Inc. trademarks pursuant to Article 11.1.

15.4         In the event of any termination of this Agreement due to:

                       (a) any provision of Article 15.1, the bankrupt or default ing party shall, at the option of the terminating party,

                            (i) sell all its JVC shares to the terminating party, or a third party designated by the terminating party;

                            (ii) purchase all of the terminating party's shares, or (iii) take all actions necessary to dissolve and liquidate the JVC.

                      (b) any other reason, the parties shall take all actions necessary to dissolve and liquidate the JVC.

15.5 In the event of a transfer of JVC Shares pursuant to Article 15.4, the purchase price shall be the book value of the JVC Shares at that time. The book value of the shares to be transferred shall be determined by the JVC's Independent Public Accountants.

15.6 In the event of any termination of this Agreement, except for patented Raymond or Caterpillar technology, Raymond and Caterpillar hereby agrees to grant to the other and agrees to cause the JVC to grant to both parties such license or licenses as may be necessary to enable Caterpillar and Raymond after any termination of this Agreement, to make, have made, use and sell throughout the world "Products" for sale under their respective trademarks. Such license or licenses shall be made available to Caterpillar and Raymond without charge. Raymond and Caterpillar patented technology used in the "Products" shall be made available at the option of the party desiring the license, which shall provide for mutually acceptable, reasonable consideration.

15.7 Termination of this Agreement shall not relieve the parties from their covenants under Article 12 or from any other obligation of a continuing nature.

Article 16   Notices

             Any notice to be given or made hereunder shall be in writing, shall be effective when received and shall be sent by certified or registered airmail, return receipt requested, postage prepaid to the following address or such other address specified by either party by similar notice:

                      (a)  If to Caterpillar, to the attention of the

                                    Secretary at:

                                            5960 Heisley Road
                                            Mentor, Ohio 44060

                      (b)  If to Raymond, to the attention of the

                                    Secretary at:

                                            South Canal Street
                                            Greene, New York 13778-0130

Article 17            Formation Costs and Expenses

17.1 Each party shall bear its own attorney fees and other expenses incurred in connection with the Agreement and, except as provided in Article 17.2 hereof, shall hold the other party and the JVC harmless from any such expenses.

17.2 The parties shall cause the JVC to reimburse each of them for all reasonable and necessary out of pocket costs and expenses, as recorded by each of them, incurred on and after August 1, 1991, associated with the design or development of "Products", production facilities, processes, procedures and systems for the JVC and incorporation of the JVC. Reimbursable expenses shall include, without limitation, payment of incorporation fees, legal expenses, consultants' fees, costs related to securing the Authorizations and other government approvals and privileges, the cost of otherwise uncompensated services rendered to or on behalf of JVC, and other incidental expenses.

Article 18 Miscellaneous

18.1 Any disagreement with respect to this Agreement or the operation of the JVC which is not resolved by the Board of Directors of the JVC shall be presented to the chief operating or executive officers of Raymond and Caterpillar sitting in arbitration of the matter. If the disagreement is not resolved within ninety (90) days from the date of presentation or such additional period as may be mutually agreed, then a failure to resolve the disagreement shall be deemed to have occurred. No legal proceeding involving such disa greement shall be instituted by a party prior to such a failure of the arbitrators to resolve any disagreement.

18.2 Except as otherwise provided herein, neither this Agreement, nor any right or obligation hereunder, shall be assigned, by operation of law or otherwise, by or on behalf of a party without the prior written consent of the other party.

18.3 No amendment of the Agreement shall be effective or binding on any party unless it is reduced to writing, specifies that it is an amendment hereof and is executed by duly authorized representatives of the parties.

18.4 There shall be no waiver of any right under this Agreement unless such waiver is in writing signed by a duly authorized representative of the party charged therewith. The waiver by any party hereto of any right granted hereunder, or arising from any breach of this Agreement by any other party hereto, shall not constitute, or be deemed to constitute, a waiver of any other similar or dissimilar right.

18.5 This Agreement shall not cause any party hereto, or the JVC, to be the legal representative or agent of the other party, or of the JVC, nor shall any party, or the JVC, have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of, or on behalf of, the other party, or the JVC.

18.6 In no event shall the JVC engage in any activity if, under the laws or regulations of the United States of America, such activity would result in the imposition of any penalty upon, or the loss of any privilege by, the JVC, Raymond, Caterpillar or any of their Affiliates.

18.7 The headings to articles of this Agreement are intended merely to facilitate reference, do not form a part of this Agreement, and shall not affect the interpretation hereof.

18.8 This Agreement constitutes the entire understanding between the parties with respect to the subject matter set forth herein and supersedes and cancels all previous agreements, negotiations, commitments and representations, if any, between the parties concerning the subject matter of this Agreement.

18.9 The parties hereto agree to cause the JVC to be bound by the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in duplicate originals, by their respective authorized representatives as of the day and year first above written.

CATERPILLAR INDUSTRIAL, INC.                THE RAYMOND CORPORATION

By: /s/ Richard Benson                      By:   /s/ Ross Colquhoun
    ---------------------------                 -------------------------------
             President                                        President

CATERPIL.AGR.080191

                                    EXHIBIT 1

                              INITIAL JVC PRODUCTS

Initial "Products" of the JVC will be as follows:

REACH TRUCK:

Model A (similar to Raymond model 021):
-    Max. elevated Height                   282 in.
-    Capacity (single deep)                 3000 and 4000 lb.
-    Voltage                                36V.
-    Reach carriage                         Single Deep, Deep-Reach
-    Operator orientation                   Side-stance

Model B (similar to Raymond model 031):

-        Max. Elevated Height               330 in. (approx.)
-        Capacity (single deep)             3000, 4000 and 4500 lb.
-        Voltage                            36V.
-        Reach carriage                     Single deep, Deep-Reach
-        Operator orientation               Side-stance

ORDERPICKER:

Model A (similar to Raymond model 152):

-        Max. Elevated Height               315 in. (approx.)
-        Capacity                           3000 lb.
-        Voltage                            24V.
-        Masts                              Two and Three Stage

Model B (similar to Raymond model 162):

-        Max. Elevated Height               315 in. (approx.)
-        Capacity                           3000 lb.
-        Voltage                            36V.
-        Masts                              Two and Three Stage

WALKIE:

Model A (similar to Raymond model 111):

-        Capacity                           6000 lb.
-        Type                               Pedestrian

Model B (similar to Raymond model 112):

-        Capacity                           6000 lb.
-        Type                               Stand-on End Control Rider

Model C (similar to Raymond model 113):

-        Capacity                           6000 lb.
-        Type                               Stand-on Center Control Rider

Model D (similar to Raymond model 114):

-        Capacity                           Tow Tractor
-        Type                                Stand-on Center Control Rider

Model F (similar to Raymond model 19):

-        Capacity                           6000 lb.
-        Type                               Stand-on End Control Rider

                                    EXHIBIT 2

                           RAYMOND INDUSTRIAL PROPERTY

REACH TRUCK

Available industrial property shall include all internal hydraulic components and bracketry and all standard options relating to Raymond model 021 and 031 Reach Trucks (except as identified below). Items specifically included are:

1. "Brand X" Reach Truck frame, lift system, control handle, and control handle mechanism.

2.    Four point suspension system with spring loaded caster design.

3. All model 031 and 021 front ends, including all masts and attachments (but excluding certain overhead guard styling features) which are available as standard options on the Raymond products which are in production at the time of first shipment of JVC "Products".

4. All patents relating to the design of the mast and load handler, for which an application has been made or granted, as of the date of first shipment of the Initial JVC "Product(s)" on which the patent is used.

5.    The transmission from the new Raymond model 031.

6. Steering geometry (patent nos. 4,754,837 and 4,813,512) and foreign derivatives and implementing designs from the model 031.

7.    Tracqualizer TM caster.

8. Hydraulic pumps and motors (36 volt) from the Raymond Reach Truck models 21 and 31 (except 31 traction motor) which are in production at the time of first shipment of JVC Reach Truck "Products".

Items specifically excluded, not available to the JVC, are:

1. Certain overhead guard styling features.

2. Control handles other than the brand "X" handle.

3. All external, non-structural covers.

4. Transmissions from the model 20 and 21.

5.  All miscellaneous items excluded on page 3.

ORDERPICKER

Except as identified below the available industrial property shall include the tractor frame with internal bracketry, hydraulic components, standard masts, and standard platform from the Raymond model 152 and 162 orderpickers. Also included are all standard options available on standard Raymond orderpickers at the time of first shipment of JVC orderpickers. This will include the following which are in production at the time of first shipment of the JVC Orderpicker "Products":

1. 24 and 36 volt lift, traction, and auxiliary motors, hydraulic pumps, related valving and plumbing from Raymond models 152 and 162.

2.    Standard transmission (Hurth 300)

3.    Wire guidance (5.2 and 6.25 KHz) and line drivers

4.    Electronic steer and power steering

5.    All standard three stage and two stage masts (up to 315" EH)

The following is a listing of industrial property not available to the JVC:

1.    All external, non-structural covers.

2.    The styling and appearance of the lift/lower/traction control handle.

3.    The overhead guard design and light package.

4.    Side gates

5.    intellispeed TM

6.    All miscellaneous items excluded on page 3.

WALKIE

The Raymond Transitor models 111, 112, 113, 114, and the model 19 Elf as offered at the time of first shipment of the equivalent JVC product. Excluded items are those set forth as miscellaneous items on page 3.

PATENTS

Other patents, their foreign derivatives, and the knowhow to apply the teachings therefrom:

         4,813,512          Idler Wheel Assemblies
         4,762,203          Lift Truck Lowering System
         4,754,837          Lift Truck Steering Apparatus
         4,721,187          Lift Truck Mast Structure
         4,534,433          Material Handling Vehicle
         4,307,329          Wire Guidance Method and Apparatus
         3,778,080          Lift Truck Load Wheel Arrangement
         3,738,665          Hydraulic Seals
         3,424,475          Lift Truck Suspension System
         3,392,797          Steering and Suspension Systems for Motorized Lift
         3,389,325          System to Disconnect A Motor Responsive to Low
                            Batt Voltage
         3,370,337          Ball Bearing Manufacturing Method
         3,370,333          Ball Bearing Manufacturing Method
         3,332,728          Hardened Racewire Ball Bearing
         3,280,933          Disc Brake Arrangements For Industrial Truck
         3,275,926          Direct Current Control Systems
         3,259,365          Rack and Pinion Load Manipulator

MISCELLANEOUS

Included items are:

1.    Battery Pullers

2.    Battery Stand

3.    Optional (large waist size) safety belts

4. All stability and performance information relevant to the appli- ation of JVC "Products".

5. General hardware common to other Raymond products such as bearings, bushings, fasteners, gears, hoses, fittings, connectors, and wire.

Excluded items are:

1.    Raymond manuals, publications, and product literature

2.    Tires: red Ray-DLTM

3.    Raymond orange paint

4.    Raymond trademarks and logos

5.    intellidrive TM traction controller

6. intellidrive2 TM controls and associated designs, patents, know how, and components.

7. Designs relating to Raymond products other than those specifically indentified above.

                   CATERPILLAR INDUSTRIAL PROPERTY - EXHIBIT 3

Patents, designs, computer programs and data, drawings and specifications, trade secrets, know-how, analytical and test methods and information and technology as applied to:

Microcommand integrated traction/steering/implement control systems including controllers, software, motors, sensors, instrumentation and DC-DC converters.

Integral Hydraulic Power Steering Systems.

Industrial design (styling and ergonomics)